Exhibit k.8

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February [    ], 2010, is by and between Solar Capital LLC, a Maryland limited liability company (“Solar LLC”), and Solar Capital Ltd., a Maryland corporation (“Solar Ltd.”).

RECITALS:

WHEREAS, Solar LLC is a limited liability company organized under the Maryland Limited Liability Company Act (“MLLCA”) and operated in accordance with the terms set forth in its Second Amended and Restated Operating Agreement, dated as of February [    ], 2010 (the “Operating Agreement”);

WHEREAS, Solar Ltd. is a corporation organized under the Maryland General Corporation Law (the “MGCL”);

WHEREAS, prior to February [    ], 2010, Solar Capital Management, LLC, a Delaware limited liability company, owned all of the issued and outstanding common stock, par value $0.01 per share, of Solar Ltd. (the “Common Stock”), which consisted of 100 shares (the “Initial Shares”);

WHEREAS, prior to February [    ], 2010, Solar Cayman Limited, a Cayman Islands exempted company, Solar Offshore Limited, a Cayman Islands exempted company and Solar Domestic LLC, a Delaware limited liability company (collectively, the “Feeder Companies”) owned, collectively, 100% of the issued and outstanding Units (as defined in the Operating Agreement) of Solar LLC;

WHEREAS, effective February [    ], 2010, the Feeder Companies contributed the Units held by them to Solar Ltd. in exchange for (a) an aggregate of [    ] shares of Common Stock and (b) promissory notes (the “Notes”) issued by Solar Ltd. pursuant to that certain Note Agreement dated as of February [    ], 2010 by and among Solar Ltd. and the Feeder Companies (the “Note Agreement”);

WHEREAS, in connection with such contribution, the Initial Shares were redeemed;

WHEREAS, as a result of such contribution and redemption, (a) the Feeder Companies currently own 100% of the issued and outstanding Common Stock of Solar Ltd. and (b) Solar Ltd. currently owns 100% of the issued and outstanding Units of Solar LLC;

WHEREAS, Article X of the Operating Agreement provides that Solar LLC may merge with one or more domestic or foreign corporations, limited liability companies or other business entities pursuant to a written agreement of merger as approved by the Board of Directors of Solar LLC;

WHEREAS, pursuant to Section 4A-702(f) of the MLLCA and Sections 3.9(c) and 10.3 of the Operating Agreement, the Board of Directors of Solar LLC is not required to submit any such merger to a vote of the Solar LLC Unit holders;

WHEREAS, the Board of Directors of Solar LLC desires to merge Solar LLC with and into Solar Ltd., with Solar Ltd. continuing as the surviving entity in the merger, on the terms and subject to the conditions set forth in this Agreement (the “Merger”);

WHEREAS, pursuant to the terms of Section 10.2 of the Operating Agreement, the Board of Directors of Solar LLC has approved this Agreement and the Merger; and

WHEREAS, the Board of Directors of Solar Ltd. has approved this Agreement and the Merger, and pursuant to Section 3-105(a)(5)(i) of the MGCL and Section 4A-702(b) of the MLLCA, no approval of the stockholders of Solar Ltd. is required;

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants and undertakings set forth herein, and subject to and on the terms and conditions set forth herein, the parties hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. At the Effective Time, in accordance with the MGCL, the MLLCA and this Agreement, Solar LLC will merge with and into Solar Ltd., the separate existence of Solar LLC will cease, and Solar Ltd. will continue as a Maryland corporation and the surviving entity in the Merger (the “Surviving Entity”). From and after the Effective Time:

(a) all the rights, privileges and powers of Solar LLC and Solar Ltd., and all property, real, personal and mixed, and all debts due to Solar LLC and Solar Ltd., as well as all other things and causes of action belonging to Solar LLC and Solar Ltd., shall be vested in the Surviving Entity;

(b) the title to any real property vested by deed or otherwise in Solar LLC or Solar Ltd. shall not revert and will not be in any way impaired because of the Merger;

(c) all rights of creditors and all liens on or security interests in property of Solar LLC or Solar Ltd. shall be preserved unimpaired;

(d) all debts, liabilities and duties of Solar LLC and Solar Ltd. shall attach to the Surviving Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it; and

(e) the Merger shall otherwise have the effects set forth herein and in the MGCL and the MLLCA.

Section 1.2 Cancellation of Units; Common Stock Unchanged.

(a) As of the Effective Time, by virtue of the Merger and without any action on the part of Solar Ltd. or Solar LLC, each Unit of Solar LLC that is issued and outstanding as of the Effective Time will automatically be cancelled without any consideration therefor.

(b) As of the Effective Time, by virtue of the Merger and without any action on the part of Solar Ltd. or Solar LLC, each share of Common Stock of Solar Ltd. that is issued and outstanding as of the Effective Time shall not be converted in any manner, but shall continue to represent one issued and outstanding share of Common Stock of the Surviving Entity.

Section 1.3 Notes Unchanged. From and after the Effective Time, the Notes and the Note Agreement shall remain binding obligations of the Surviving Entity and shall not be affected by the Merger.

Section 1.4 Charter and Bylaws. The Charter of Solar Ltd., as amended and in effect immediately prior to the Effective Time, shall be the Charter of the Surviving Entity until duly amended in accordance with applicable law and the terms thereof. The Bylaws of Solar Ltd., as amended and in effect as of the Effective Time, shall be the Bylaws of the Surviving Entity until duly amended in accordance with applicable law and the terms thereof.

Section 1.5 Officers and Directors. The officers and directors of Solar Ltd. immediately prior to the Effective Time shall be the officers and directors of the Surviving Entity following the Effective Time until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Charter or Bylaws, as applicable, of the Surviving Entity.

Section 1.6 Further Assurances. From time to time, as and when required by the Surviving Entity or by its successors and assigns, there shall be executed and delivered on behalf of Solar LLC such deeds and other instruments, and there shall be taken or caused to be taken on behalf of Solar LLC all such further and other action as shall be necessary or appropriate in order to vest, perfect or confirm, of record or otherwise, in the Surviving Entity the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Solar LLC and otherwise to carry out the purposes of this Agreement, and the officers of the Surviving Entity and the last acting officers and directors of Solar LLC are fully authorized in the name and on behalf of Solar LLC or otherwise to execute and deliver any and all such deeds and other instruments and to take any and all such action.

ARTICLE II

CLOSING

Section 2.1 Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place at the Effective Time, at the offices of Sutherland Asbill & Brennan LLP, 1275 Pennsylvania Ave. N.W., Washington, DC 20004, or at such other time and place as the parties mutually agree.

Section 2.2 Effective Time. Upon the terms and conditions of this Agreement, Solar Ltd. shall file Articles of Merger (the “Articles of Merger”) with the State Department of Assessments and Taxation of Maryland (the “SDAT”) and shall make all other filings or recordings as may be required under the MGCL and MLLCA and any other applicable law in order to effect the Merger. The Merger will become effective at the time of the acceptance for record of the Articles of Merger by the SDAT in accordance with the MGCL and the MLLCA, or at such later time as the parties may agree and as is provided in the Articles of Merger, but no later than 30 days after the Articles of Merger are accepted for record. The date and time at which the Merger will so become effective is herein referred to as the “Effective Time.”

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SOLAR LTD.

Solar Ltd. hereby represents and warrants to Solar LLC as follows:

Section 3.1 Organization and Good Standing. Solar Ltd. is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland, with full corporate power and authority to conduct its business as it is now being conducted.

Section 3.2 Authority. This Agreement constitutes the valid and binding obligation of Solar Ltd., enforceable against Solar Ltd. in accordance with its terms. Solar Ltd. has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Solar Ltd. and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by Solar Ltd.

Section 3.3 No Conflict. Neither the execution and delivery of this Agreement by Solar Ltd. nor the consummation of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time): (i) conflict with any legal requirement or order of any court or governmental authority to which Solar Ltd. is subject, (ii) conflict with the Charter or Bylaws of Solar Ltd. (in each case as in effect immediately prior to the Effective Time), or (iii) breach any provision of any material contract to which Solar Ltd. is a party. Except for the approval of the Board of Directors of Solar Ltd. (which approval has already been obtained), Solar Ltd. is not and will not be required to give any notice to or obtain any consent or approval from any person or entity in connection with the execution and delivery of this Agreement or the consummation of the transactions under this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SOLAR LLC

Solar LLC represents and warrants to Solar Ltd. as follows:

Section 4.1 Organization and Good Standing. Solar LLC is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Maryland, with full limited liability company power and authority to conduct its business as it is now being conducted.

Section 4.2 Authority. This Agreement constitutes the valid and binding obligation of Solar LLC, enforceable against Solar LLC in accordance with its terms. Solar LLC has all requisite limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Solar LLC and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by Solar LLC.

Section 4.3 Capitalization. As of the date hereof, and immediately preceding the Merger, all of the issued and outstanding Units of Solar LLC are owned by Solar Ltd.

Section 4.4 No Conflict. Subject to receipt of the consents and approvals referred to in the following sentence, neither the execution and delivery of this Agreement by Solar LLC nor the consummation of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time): (i) conflict with any legal requirement or order of any court or governmental authority to which Solar LLC is subject, (ii) conflict with the Operating Agreement or the Articles of Organization of Solar LLC, or (iii) except as would not, individually or in the aggregate, have a material adverse effect on the assets, operations, financial condition or results of operations of Solar LLC (a “Material Adverse Effect”), breach any provision of any material contract to which Solar LLC is a party. Except for the approval of Solar LLC’s Board of Directors (which approval has already been obtained) or any notices, consents or approvals the failure of which to obtain will not, individually or in the aggregate, have a Material Adverse Effect, Solar LLC is not and will not be required to give any notice to or obtain any consent or approval from any person or entity in connection with the execution and delivery of this Agreement or the consummation of the transactions under this Agreement.

ARTICLE V

CONDITIONS TO CLOSING

Section 5.1 Condition to Obligation of Solar LLC. The obligation of Solar LLC to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing of the following condition (which may be waived in writing, in whole or in part, by Solar LLC):

(a) Representations and Warranties. The representations and warranties of Solar Ltd. in Article III must be true and correct in all material respects as of the Closing.

Section 5.2 Condition to Obligation of Solar Ltd. The obligation of Solar Ltd. to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing of the following condition (which may be waived in writing, in whole or in part, by Solar Ltd.):

(a) Representations and Warranties. The representations and warranties of Solar LLC in Article IV must be true and correct in all material respects as of the Closing.

ARTICLE VI

GENERAL PROVISIONS

Section 6.1 Cooperation. Each of Solar LLC and Solar Ltd. shall cooperate with each other and take such actions as may be reasonably necessary or appropriate to effect the transactions contemplated by this Agreement.

Section 6.2 Survival. None of the representations and warranties, and any covenant to be performed prior to the Effective Time, set forth herein, shall survive the Effective Time.

Section 6.3 Amendment; Abandonment and Termination. Anything herein to the contrary notwithstanding, this Agreement may be amended, or abandoned and terminated, at any time prior to the Effective Time, by mutual consent of Solar LLC (by a majority vote of its Board of Directors) and Solar Ltd. (by a majority vote of its Board of Directors), which mutual consent is set forth in a written instrument or instruments signed by an authorized officer of each of Solar LLC and Solar Ltd. If this Agreement is amended, or abandoned and terminated, following the filing of Articles of Merger with the SDAT, the parties shall provide prompt written notice to the SDAT.

Section 6.4 Waiver. No failure to exercise, and no delay in exercising, on the part of either party, any privilege, any power or any right hereunder will operate as a waiver thereof, nor will any single or partial exercise of any privilege, right or power hereunder preclude further exercise of any other privilege, right or power hereunder.

Section 6.5 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements between the parties with respect to its subject matter.

Section 6.6 Assignment; Binding Effect; No Third Party Beneficiaries. To the fullest extent permitted by law, this Agreement may not be assigned by either party without the prior written consent of the other party. Subject to the foregoing, this Agreement will be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. Nothing in this Agreement will be construed to give any person or entity other than the parties to this Agreement any legal or equitable right under or with respect to this Agreement, except such rights as will inure to a successor or permitted assignee.

Section 6.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.

Section 6.8 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Maryland applicable to contracts formed and to be performed entirely within the State of Maryland, without regard to the conflict of law provisions thereof to the extent such provisions would require or permit the application of the laws of another jurisdiction.

Section 6.9 Construction. The parties hereto intend that the language used in this Agreement will be construed, in all cases, according to its fair meaning, and not for or against either party hereto. The parties acknowledge that each party has reviewed this Agreement and, to the fullest extent permitted by law, intend that rules of construction to the effect that any ambiguities are to be resolved against the drafting party will not be available in the interpretation of this Agreement.

Section 6.10 Execution of Agreement; Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

Section 6.11 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and must be delivered (a) personally, (b) by facsimile with confirmation of transmission by the transmitting equipment, or (c) by certified or registered mail (postage prepaid, return receipt requested), and will be deemed given when so delivered personally or by facsimile, or if mailed, three (3) days after the date of mailing, to the addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to Solar LLC:

Solar Capital LLC

500 Park Avenue, 5th Floor

New York, New York 10022

Attention: Joseph Cambareri

Tel: (212) 994-8541

Fax: (847) 905-5672

If to Solar Ltd.:

Solar Capital Ltd.

500 Park Avenue, 5th Floor

New York, New York 10022

Attention: Joseph Cambareri

Tel: (212) 994-8541

Fax: (847) 905-5672

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SOLAR CAPITAL LLC
a Maryland limited liability company

By:
Name:	Michael S. Gross
Its:	Chief Executive Officer

SOLAR CAPITAL LTD.
a Maryland corporation

By:
Name:	Michael S. Gross
Its:	Chief Executive Officer

[Signature Page – Agreement and Plan of Merger]